Exhibit 99.1

Courier Corporation Reports First Quarter Results; Earnings From
Continuing Operations Up 4% Over Prior Year

    NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--Jan. 15, 2004--Courier Corporation (Nasdaq: CRRC), one of America's leading book manufacturers and specialty publishers, today announced results for the quarter ended December 27, 2003, the first quarter of the company's 2004 fiscal year. Courier reported income from continuing operations of $3.9 million, or $.48 per diluted share, for the first quarter of fiscal 2004, up 4% from last year's $3.7 million, or $.46 per diluted share. Sales from continuing operations were $46.8 million for the quarter, down 4% from first-quarter sales of $48.8 million in fiscal 2003.
    These results reflect the unevenness of the economic recovery in the book publishing industry, as Courier's book manufacturing sales were down 5% from the prior year while sales in its specialty publishing segment were up 8%. A more profitable overall sales mix contributed to the earnings improvement, despite the shortfall in sales. The results do not include a discontinued operation, Courier Custom Publishing, which was sold by Courier in December 2002 resulting in an after-tax gain of $.10 per share in last year's first quarter. Including discontinued operations, net income for this year's first quarter was $.48 per diluted share versus $.56 per diluted share last year. (Prior-year earnings per share have been adjusted to reflect a three-for-two stock split on December 5, 2003.)
    "Given continued pressure on education budgets and the uneven retail environment for most of 2003, our publishing customers were still managing cautiously this fall," said Courier Chairman and Chief Executive Officer James F. Conway III. "Both new title and reprint orders were off the pace we had hoped for, leading to a single-digit sales decline in our book manufacturing segment. Nonetheless, we were able to post a modest increase in pretax income for the segment as a result of continued improvements in manufacturing efficiency and tight cost controls. Meanwhile, stronger sales at Dover Publications enabled a substantially larger increase in pretax income for our specialty publishing segment. Indications from customers in both segments point to improving sales over the balance of the fiscal year."

    Results by segment

    Book manufacturing sales for the first quarter of fiscal 2004 were $39.7 million, a decrease of $2.2 million, or 5% from fiscal 2003's first quarter. First quarter pretax income for the segment was $4.8 million, up 2% from a year earlier. As a book manufacturer, Courier serves publishers in three markets: education, religion, and specialty trade. Sales to the education market were down 3%, with small decreases at the elementary, high school and college levels. Sales to the religious market were up 1%, despite soft demand among religious trade publishers. Sales to the specialty trade publishing market were down 9%, as publishers remained cautious about inventory levels in an uncertain economy.
    "Our book manufacturing business mirrored the up-and-down state of our markets," said Mr. Conway. "The good news was that despite a difficult sales quarter, we were once again able to achieve gains in both gross profit and pretax income, as our gross profit percentage rose to 28.6% from 27.8% a year ago. Equally important, we increased our share of business with several education customers and landed significant new accounts among religious trade publishers. Both of these achievements are encouraging indicators for coming quarters. In addition, customers are showing considerable interest in our expanding four-color capabilities as we prepare for the installation of a major new press at our Kendallville, Indiana facility this spring."
    Dover Publications, Courier's specialty book publishing segment, reported pretax income of $1.3 million for the quarter, up 24% over the fiscal 2003 figure of $1.1 million. Sales for the quarter were $9.1 million, up 8% from fiscal 2003's first-quarter sales of $8.4 million. Sales increases to major booksellers drove a 7% gain in sales to domestic retailers compared to last year. International sales rose 29% in the same period.
    "Dover once again provided some of the best news of the quarter," said Mr. Conway. "A strong flow of new titles, growing experience in electronic marketing, and an improving retail environment all helped the company achieve solid sales growth this quarter. At the same time, the higher sales volume, combined with operating efficiencies and price increases enabled us to boost our gross profit percentage from 46.4% to 48.6%.
    "The segment made additional news in December when we announced our intention to acquire Research & Education Association (REA), a highly regarded publisher of test preparation and study guide materials. This acquisition, which was completed early in January, we expect will add approximately $6 million a year to Courier's specialty publishing revenues, and its results will be integrated into the segment's financial reporting beginning with the second quarter. REA's editorial excellence, brand presence and strikingly similar business model make it a valuable complement to our Dover operations, and we are pleased to welcome REA into the Courier family."

    Outlook

    "While first-quarter book manufacturing sales were disappointing, we are confident that we have laid the foundation for significant improvement as the year progresses," said Mr. Conway. "Increasing business with existing customers, the addition of several new customers, and the high level of interest in our expanding four-color capabilities are just three of the factors suggesting stronger sales over the remainder of our 2004 fiscal year. In addition, continued improvement in manufacturing efficiency should enable us to translate increased sales into solid earnings gains.
    "We also believe Dover is on track to build on its first-quarter performance and deliver double-digit increases in sales and earnings for the fiscal year. The acquisition of REA will provide a further increase in specialty publishing sales, as well as in the segment's percentage of total Courier revenues. We expect REA to be neutral to fiscal 2004 earnings and to contribute positively in 2005 and beyond.
    "For fiscal year 2004 as a whole, we expect Courier's sales from continuing operations to be in the range of $216 to $221 million, representing an increase of 7% to 9% over fiscal 2003 sales. This includes anticipated sales from REA of approximately $4 million over the balance of the fiscal year. Overall, we continue to expect fiscal 2004 earnings per diluted share to be in the range of $2.57 to $2.67, up approximately 8% to 13% from last year's $2.37 per diluted share."

    About Courier Corporation

    Courier Corporation prints, publishes and sells books.
Headquartered in North Chelmsford, MA, Courier has two lines of business: full-service book manufacturing and specialty book publishing. For more information, visit www.courier.com.

    This news release includes forward-looking statements. Statements that describe future expectations, plans or strategies are considered "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission. The words "believe," "expect," "anticipate," "intend," "estimate" and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers' demand for the Company's products, including seasonal changes in customer orders, changes in raw material costs, pricing actions by competitors, consolidation among customers and competitors, success in the integration of acquired businesses, unanticipated changes in operating expenses, changes in technology, changes in copyright laws, changes in tax policy including export credits, and general changes in economic conditions. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The forward-looking statements included herein are made as of the date hereof, and the Company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.


                          COURIER CORPORATION
             CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
           (Dollars in thousands, except per share amounts)


                                               FIRST QUARTER ENDED
                                             December 27, December 28,
                                                  2003         2002

Net sales                                       $46,819      $48,782
Cost of sales                                    31,190       33,394

  Gross profit                                   15,629       15,388

Selling and administrative expenses               9,638        9,698
Interest (income) expense                           (27)          42

    Income before taxes                           6,018        5,648

Provision for income taxes                        2,106        1,899

    Income from continuing operations            $3,912       $3,749
Discontinued operations, net of tax                   -          763

Net income                                       $3,912       $4,512

Income per diluted share from:
   Continuing operations                          $0.48        $0.46
   Discontinued operations                            -         0.09

Net income per diluted share                      $0.48        $0.56

Cash dividends declared per share               $0.0875      $0.0750

Wtd. average diluted shares outstanding       8,189,000    8,073,000

SEGMENT INFORMATION:

Net sales:
Book Manufacturing                              $39,657      $41,840
Specialty Publishing                              9,067        8,365
Intersegment sales                               (1,905)      (1,423)
    Total for continuing operations             $46,819      $48,782

Income before taxes:
Book Manufacturing                               $4,823       $4,714
Specialty Publishing                              1,313        1,061
Intersegment profit                                (118)        (127)
    Total for continuing operations              $6,018       $5,648

Net income per diluted share:
Book Manufacturing                                $0.39        $0.39
Specialty Publishing                               0.10         0.08
Intersegment profit                               (0.01)       (0.01)
    Total for continuing operations               $0.48        $0.46

Shares outstanding and per share amounts have been retroactively adjusted to reflect a three-for-two stock split effected on December 5, 2003.


                          COURIER CORPORATION
           CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
                        (Dollars in thousands)

                                            December 27, September 27,
ASSETS                                           2003          2003

Current assets:
  Cash and cash equivalents                    $22,838       $23,824
  Accounts receivable                           26,346        29,174
  Inventories                                   23,270        20,681
  Deferred income taxes                          3,184         3,164
  Other current assets                             558           830
    Total current assets                        76,196        77,673

Property, plant and equipment, net              45,699        43,342
Goodwill                                        24,847        24,847
Prepublication costs                             3,910         3,810
Other assets                                     1,439         1,429

    Total assets                              $152,091      $151,101


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current maturities of long-term debt             $81           $81
  Accounts payable                               6,050         6,494
  Accrued taxes                                  5,643         6,521
  Other current liabilities                     11,650        13,717
    Total current liabilities                   23,424        26,813

Long-term debt                                     573           593
Deferred income taxes                            6,153         5,597
Other liabilities                                2,839         2,678

    Total liabilities                           32,989        35,681


    Total stockholders' equity                 119,102       115,420

    Total liabilities and stockholders'
     equity                                   $152,091      $151,101


                          COURIER CORPORATION
      CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
                        (Dollars in thousands)

                                            For the Three Months Ended
                                             December 27, December 28,
                                                  2003          2002

Operating Activities:
  Net income                                     $3,912        $4,512
  Adjustments to reconcile net income to
  cash provided from operating activities:
    Depreciation and amortization                 2,590         2,522
    Deferred income taxes                           536           263
    Changes in working capital                   (2,878)         (709)
    Gain on sale of discontinued operation            -          (828)
    Other, net                                      580            42

Cash provided from operating activities           4,740         5,802

Investment Activities:
   Capital expenditures                          (4,481)         (690)
   Prepublication costs                            (563)         (490)
   Proceeds from sale of assets                       -         1,500

Cash provided from (used for) investment
 activities                                      (5,044)          320

Financing Activities:
   Repayments of debt, net                          (20)          (20)
   Cash dividends                                  (704)         (587)
   Proceeds from stock plans                         42            38

Cash used for financing activities                 (682)         (569)

Increase (decrease) in cash and cash
 equivalents                                       (986)        5,553

Cash and cash equivalents at the beginning
 of the period                                   23,824         5,630

Cash and cash equivalents at the end of the
 period                                         $22,838       $11,183

    CONTACT: Courier Corporation
             James F. Conway III, Chairman,
             President and Chief Executive Officer
             or
             Robert P. Story, Jr.
             Senior Vice President and
             Chief Financial Officer
             978-251-6000
             www.courier.com